Exhibit 10.26
Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.
Cardinal Health
Developing Suppliers Program
Distribution Services Agreement
     This Agreement (“Agreement”) is entered into as of October 1, 2004 (the “Effective Date”) by and between Xanodyne Pharmaceuticals Inc. (“Supplier”), a Kentucky corporation with its principal place of business located at 7300 Turfway Rd. Suite 300, Florence, KY 41042, and Cardinal Health* (“Cardinal Health”) with its principal place of business located at 7000 Cardinal Place, Dublin, Ohio 43017.
     Cardinal Health performs various distribution services for Supplier with respect to Supplier’s pharmaceutical products (“Products”).
     Supplier markets Products and desires to use Cardinal’s distribution services.
     NOW THEREFORE, in consideration of the foregoing, the mutual representations, warranties and covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree, as follows:
ARTICLE 1
Standard Program Components
1.1	Standard Distribution Services. — Cardinal Health agrees to provide the following “Standard Distribution Services” to Supplier:
•	Sophisticated ordering technology

•	Daily consolidated deliveries to providers

•	Emergency shipments to providers 24/7/365

•	Consolidated accounts receivable management

•	Contract and Chargeback administration

•	Returns processing at [**]% of then current WAC.

•	Customer Service, support

•	Adequate working inventories to meet current WAC.

•	Licensed, environmentally controlled, PDMA compliant, secure facilities
1.2	Additional Standard Distribution and Inventory Management Services. — In addition to the Distribution Services in section 1.1, Cardinal Health agrees to provide Supplier with the following services and commitments:

Inventory Levels Commitment. During the term of this Agreement, Cardinal Health will use best efforts to maintain [**] (days) constant inventory levels in days of inventory (“DIOH) of Supplier’s Products at each of its DCs.

1.2.1	Pipeline Information Service. Cardinal Health shall prepare inventory reports detailing the status of its Aggregate Inventory of Products and movement of Products by NDC number (“Inventory and Sales Reports”) and, for the duration of this Agreement, provide

Supplier with such Inventory Reports (852’s) weekly and Sales Reports (867’s) or in a format consistent with what was received in the past, monthly. All such Inventory and Sales Reports shall be transmitted in EDI format pursuant to Section 2.2.1(D) and shall include such information as reasonably requested by Supplier, including but not limited to the following:
(a)	On Hand Inventory level by distribution center; and

(b)	On Order Inventory level by distribution center; and

(c)	Sales out by distribution center
Cardinal Health may, due to contractual requirements, be required to block certain data in the 867’s that discloses customer identity. This may include customer name and DEA number, and any other data that would identify a customer. In no event will Cardinal Health be required to provide customer identifying information to Supplier in the event it is contractually prohibited from doing so.

1.2.2	EDI. Cardinal’s Inventory and Sales Reports shall be transmitted to Supplier in an EDI 852 and EDI 867 format respectively or in a format consistent with what was received in the past.

1.2.3	Service Level Commitment. Cardinal Health will provide a [**]% fill rate on the Supplier’s product portfolio during a rolling twelve month period after adjusting for Supplier supply issues.

1.2.4	Returns Handling Service. Cardinal Health will resell all returns whose saleable condition has been certified by Customers and that meet Cardinal Health internal requirements.

1.2.5	Efficient Transactions. Cardinal Health may take deductions it determines are necessary or appropriate provided however, Cardinal Health will notify Supplier of any deductions in a timely manner and will delay taking such deductions for up to [**] days from the date of notification to give the parties the opportunity to meet and discuss the deductions. Cardinal Health will use its best efforts to resolve any deductions during this [**] day period.

1.2.6	PTS Benefit. Cardinal Health [**] the Service Fee dollar amount each quarter of the calendar year [**] in the Pharmaceutical Technologies and Services group revenue [**].

1.3	Premium Distribution Services.

1.3.1	NLC Participation. Cardinal Health will allow Supplier to participate in its National Logistics Center (“NLC”) for additional compensation to be determined by Cardinal Health and agreed to by Supplier.

1.3.2	Premium Service Level. Cardinal Health will commit to a fill rate greater than [**]% at a fee dependent on the rate and the Product portfolio.

1.4	Service Fee. Supplier will pay Cardinal Health a Service Fee for Services set forth in Sections 1.1,1.2 and 1.3 of this Agreement in accordance with in Exhibit A.
ARTICLE 2
Term and Termination; Remedies
2.1	Term and Termination. This Agreement shall remain in full force and effect through December 31, 2005. Thereafter, this Agreement will automatically renew for subsequent one year periods unless either party provides the other with written notice of non-renewal at least sixty (60) days prior to the expiration of its then current term. Notwithstanding the foregoing, either party may terminate this Agreement (a) upon the mutual written agreement of Supplier and Cardinal; or (b) immediately upon a breach by Supplier or Cardinal Health of any of the terms of this Agreement that is not cured within thirty (30) days of written notification thereof by the non-breaching party; or (c) after the Initial Term upon sixty (60) days’ prior written notice of termination without cause to the other party; or (d) immediately upon the institution (whether voluntarily or involuntarily) of bankruptcy, insolvency, liquidation or similar proceedings by or against Supplier or Cardinal, or the assignment of Supplier’s or Cardinal’s assets for the benefit of creditors.
ARTICLE 3
Miscellaneous
3.1	Audits: Cardinal shall keep and maintain accurate records with respect to the sale and distribution of Products reported hereunder for not less than three (3) years, or as is required by law, whichever is longer. Upon thirty (30) days written notice, Cardinal shall permit Xanodyne representatives or designated auditors, during regular business hours, access to all data and systems deemed necessary by Xanodyne to audit Cardinal records in order to verify information concerning sales of Products to Third Party Purchasers. Should any discrepancy under this Agreement be determined during an audit, it will be corrected in the next payment. If no outstanding payments remain, Cardinal shall be paid or billed within sixty (60) days of determination of the amount of the discrepancy.
3.2	Nature of Relationship. The relationship between Supplier and Cardinal Health is that of independent contractor, and no agency, franchise, partnership, joint venture or other relationship shall be construed to exist between the parties by virtue of this Agreement.

3.3	Confidentiality. During the term of this Agreement, each party, its respective agents, employees and representatives (collectively, the “receiving party”) may receive or have access to confidential materials and information of the other party (the “disclosing party”). All such materials and information (including, but not limited to the terms of this Agreement, Products information, operations, methods, strategies, formulas, price lists, discount programs, incentives, rebates, records of unit movement for Products, shipping and warehousing, and confidential proprietary information from third parties), are collectively referred to herein as “Confidential Information” and constitute the property of the disclosing party. During the term hereof and for a period of one (1) year thereafter the receiving party shall not use or disclose to third persons any such Confidential Information without the disclosing party’s prior written consent, excepting those (a) disclosures made on a confidential basis to and use by the directors, officers, employees, and agents of the the receiving party’s performance of this Agreement, (b) disclosures which are required by law or government agencies, as reasonably determined by the receiving party or its legal counsel, or are made on a confidential basis to the receiving party’s attorneys, accountants, and other professional advisors in connection with matters relating to this Agreement, and (c) routine disclosures in the normal course of business, including to IMS/DDD or similar organizations. Supplier understands and agrees that Cardinal Health may, in its sole discretion, elect to sell warehouse withdrawal, sales, and other data to IMS/DDD and/or other third parties without contribution to Supplier.

Upon termination of this Agreement (for any reason) each party will promptly: (i) return to the other party all documentation and other materials (including copies of original documentation or other materials) containing any confidential information of the other party; or (ii) certify to the other party, pursuant to a certificate in form and substance reasonably satisfactory to the other party, as to the destruction of all such documentation and other materials.

3.4	Assignment and Delegation. Neither party may assign this Agreement without the prior written consent of the other party; provided, however, that either party may assign this Agreement without such consent to an Affiliate, provided that the assigning party shall remain ultimately liable for any financial obligations under this Agreement. For the purpose of this Section 3.3, an Affiliate shall be defined to include any company controlling, controlled by, or under common control with Cardinal Health or Supplier as the case may be through stock ownership, direct or indirect. This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties.

3.5	Governing Law. Agreement shall be interpreted in accordance with, and governed by, the laws of the State of Ohio, without regard to any conflicts of laws’ rules.

3.6	Severability; Waiver. The invalidity of all or part of any provision of this Agreement shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision. Either party’s failure to insist on compliance or enforcement of any provision of this Agreement shall not affect its validity or enforceability or constitute a waiver of future enforcement of that provision or of any other provision of this Agreement.

3.7	Statute of Frauds. All EDI transmissions made pursuant to this Agreement shall be deemed by the parties to be the same as written communication for all purposes, and for all applications of law and statutes, including but not limited to, the Statue of Frauds under the State of the Ohio Uniform Commercial Code.

3.8	Force Majeure. Neither party shall be liable for delay in delivery or nonperformance in whole or in part nor shall the other party have the right to terminate this Agreement where delivery or performance has been affected by a condition of force majeure. For purposes of this Agreement, force majeure means a condition which results from causes beyond a party’s reasonable control, including, but not limited to, acts of God, acts of the other party, shortages, fires, labor disputes, strikes, floods, epidemics, quarantines, war, riot, delay in transportation, compliance with any applicable governmental regulation or order, whether or not it later proves to be invalid. If either party is affected by a force majeure event, such party shall, within 10 days of its occurrence, give notice to the other party stating the nature of the event, its anticipated duration and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration receiving party who have a reasonable need to know such information in connection with receiving party who have a reasonable need to know such information in connection with than is reasonably required and the non-performing party shall use its best efforts to remedy its inability to perform.

3.9	Notices. All notices to either party (each a “Notice”) shall be in writing, shall refer specifically to this Agreement and shall be hand delivered or sent by express courier service, costs prepaid, or by facsimile to the respective addresses specified below (or to such other address as may be specified by Notice to the other party):

If to Cardinal, to:	Cardinal Health
7000 Cardinal Place
Dublin, OH 43017
Attention: Executive Vice President Purchasing
Telecopier No.: (614) 757-6214

If to Supplier, to:	Xanodyne Pharmaceuticals Inc.
7300 Turrway Rd.
Suite 300
Florence, KY. 41042
Attention: David Reder
Telecopier: (859)371-6391

With a copy to:	Xanodyne Pharmaceuticals Inc.
547 Bridgeside Dr.
Avon Lake, Ohio 44012
Attention: David Spinale
Telecopier: (440) 930-7931
3.10	Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior contracts, agreements and understandings between the parties whether written or oral with regard to the subject matter hereof which is distribution services. To the extent this Agreement contains terms inconsistent with the terms of any other existing Agreement between the parties this Agreement will control. This Agreement may not be amended except in writing signed by authorized representatives of the parties hereto.

3.11	Public Announcements. Neither party shall issue any press release or other public announcement, verbally or in writing, referring to the other party or any entity which controls, is controlled by ot under common control of such party. Nothing contained herein shall limit the right of either party to issue a press release or public announcement if, in the opinion of such party’s counsel, such press release or public announcement is required pursuant to state or federal securities laws, rules or regulations, or other applicable laws, in which case the party required to make the press release or public announcement shall use commercially reasonable efforts to obtain the approval of the other party as to the form, nature and extent of the press release or public announcement prior to issuing the press release or making the public announcement
IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day first above written,

Xanodyne Pharmaceuticals Inc.			Cardinal Health*

By:	/s/ Stephen Stamp		By:	/s/ Jim Scott

Name:	Stephen Stamp	Name:	Jim Scott
Title:	CFO		Title:	SVP Purchasing

EDI Contact Person:			EDI Contact Person:

By:			By:

E-mail: David Reder			E-mail:

Phone: Controller			Phone:

* The term “Cardinal Health” shall include the following affiliated operating companies: Cardinal Health 110, Inc., formerly known as Whitmire Distribution Corporation, a Delaware corporation (Folsom, California); Cardinal Health 106, Inc., formerly known as James W. Daly, Inc., a Massachusetts corporation (Peabody, Massachusetts); Cardinal Health 103, Inc., formerly known as Cardinal Southeast, Inc., a Mississippi corporation (Richland, Mississippi); Cardinal Health 100, Inc., formerly known as Bindley Western Industries, Inc. an Indiana corporation (Indianapolis, Indiana); Cardinal Health 104, LP f/k/a Cardinal Distribution, L.P., an Ohio limited partnership (Dublin, Ohio) Cardinal Health 107, Inc., formerly known as National Pharmipak Services, Inc., an Ohio corporation, and any other subsidiary of Cardinal Health, Inc., an Ohio corporation (“CHI”), as may be designated by CHI.

Exhibit A
Service Fee: In consideration of the Services under this Agreement, Supplier shall pay Cardinal Health a quarterly “Service Fee” equal to [**]% year one, (10/1/04 through December 2005), [**]% year two, (2006) of the agreement multiplied times Cardinal Health’s Product sales measured at then current Wholesale Acquisition Cost (“WAC”) for the applicable calendar quarter. After the second year Supplier will pay at their normal Service Fee based upon Cardinals model of calculation. The Service Fee shall be adjusted by deducting from the applicable calendar quarter the following:
1.	“Inventory Appreciation,” which means the difference in the value of on hand inventory and on order inventory actually received immediately preceding a price increase and the value of such inventory immediately after a price increase for Product.

2.	The value of pricing action credits or Product inventory supplied to Cardinal Health at a price less than the then current WAC.

3.	Any additional terms given against standard terms of 2% 30/31.
Cardinal Health will invoice Supplier for the Service Fee for the applicable calendar quarter within 30 days of such calendar quarter and will include appropriate documentation supporting the Service Fee calculation. Supplier shall pay Cardinal Health such invoice in full within 30 days of the date of such invoice in the form of a check or credit memo.
The Service Fee will be revised for each calendar year based on sales data from the most recent Cardinal Health fiscal year.

FIRST AMENDMENT TO DEVELOPING SUPPLIERS PROGRAM DISTRIBUTION
SERVICES AGREEMENT
     This First Amendment (“Amendment”) dated August 1, 2005 is by and between Xanodyne Pharmaceuticals Inc. (“Supplier”) and Cardinal Health* (“Cardinal Health”).
RECITALS
A.	Supplier and Cardinal Health entered into a Developing Suppliers Program Distribution Services Agreement (the “Original Agreement”) on October 1, 2004.

B.	The parties desire to amend the Original Agreement as set forth below.
NOW, THEREFORE, the parties hereto agree as follows:
1.	Term. The term of the Original Agreement shall be extended for a period of one (1) year through December 31, 2006.

2.	Effective Date. This Amendment will be effective as of August 1, 2005 (“Effective Date”). Except as otherwise amended herein, the terms and conditions of the Original Agreement shall remain in full force and effect.
IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth above.

Xanodyne Pharmaceuticals Inc.		Cardinal Health*

By:	/s/ David Reder	By:	/s/ Robert J. Sabers
Name:	David Reder	Name:	Robert J. Sabers
Title:	Controller	Title:	VP Strategic Purchasing

* The term “Cardinal Health” shall include the following affiliated operating companies: Cardinal Health 110, inc., a Delaware corporation (Folsom, California); Cardinal Health 107, Inc., an Ohio corporation (Zanesville, Ohio); Cardinal Health 104, LP, an Ohio limited partnership (Dublin, Ohio); Cardinal Health 3, LLC, a Delaware limited liability company; and any other subsidiary of Cardinal Health, Inc., an Ohio corporation (“CHI”), as may be designated by CHI.

SECOND AMENDMENT TO DEVELOPING SUPPLIERS PROGRAM DISTRIBUTION
SERVICES AGREEMENT
This Second AMENDMENT to the DEVELOPING SUPPLIERS PROGRAM DISTRIBUTION SERVICES AGREEMENT (“Amendment”) is entered into as of January 1, 2006 (the “Effective Date”), by and between Xanodyne Pharmaceuticals, Inc. (“Supplier”) and Cardinal Health (“Cardinal Health”). Supplier and Cardinal Health entered into a DEVELOPING SUPPLIERS PROGRAM DISTRIBUTION SERVICES AGREEMENT dated October 1, 2004 (“Agreement”) and amended the Agreement effective August 1, 2005. The Parties desire to further amend the Agreement in the manner set forth in this Second Amendment. Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Agreement.
AGREEMENT
1.	The first sentence in Section 2.1, Term and Termination, of the Agreement is hereby deleted and replaced with the following:
This Agreement shall remain in full force and effect through December 31, 2008.
2.	Exhibit A should be deleted in its entirety and replaced with the following:
Service Fee: In consideration of the Services under this Agreement, Supplier shall pay Cardinal Health a quarterly “Service Fee” for sales made by Cardinal Health during calendar year 2006 equal to [**]% of Cardinal Health’s Product sales measured at the then current Wholesale Acquisition Cost (“WAC”). Supplier will be given a one time credit of $[**] to be applied toward such Service Fee in 2006. The Service Fee for sales made by Cardinal Health during calendar years 2007 and 2008 will be equal to [**]% of Cardinal Health’s Product sales measured at then current WAC. The Service Fee shall be adjusted by deducting from the applicable calendar quarter the following:
1. “Inventory Appreciation,” which means the difference in the value of on hand inventory and on order inventory actually received immediately preceding a price increase and the value of such inventory immediately after a price increase for Product.
2. The value of pricing action credits or Product inventory supplied to Cardinal Health at a price less than the then current WAC.
3. The value of any promotional pricing compared to then current WAC for quantities purchased by Cardinal Health.
4. Any additional terms given against standard terms of 2% 30/31.
Cardinal Health will invoice Supplier for the Service Fee for the applicable calendar quarter within 30 days of the end of such calendar quarter and will include appropriate documentation supporting the Service Fee calculation. Supplier shall pay Cardinal Health such invoice in full within 30 days of the date of such invoice in the form of a check or credit memo.
3.	The remaining provisions of the Agreement shall continue in full force and effect as though folly set forth in this Second Amendment. Any conflict between the provisions of this Second Amendment and the Agreement shall be resolved in favor of this Second Amendment.

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The Parties have duly executed this Second Amendment as of the day first written above.

CARDINAL HEALTH		Xanodyne Pharmaceuticals Inc.

By:	/s/ Frank Segrave	By:	/s/ Dan L. O’Korn

Name:	Frank Segrave	Name:	Dan L. O’Korn
Title:	SVP	Title:	VP/GC

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